American Skandia Trust
For the fiscal period ended 12/31/06
File number 811-5186


					SUB-ITEM 77-0

					EXHIBITS

Transactions Effected Pursuant to Rule 10f-3

I.   Name of Fund:  American Skandia Trust - AST Small-Cap Growth Portfolio

1.   Name of Issuer:  Stanley, Inc.

2.   Date of Purchase:  October 17, 2006

3.   Number of Securities Purchased:

4.   Dollar Amount of Purchase:  $18,525

5.   Price Per Unit:  $13.00 per share of stock


6.   Name(s) of Underwriter(s) or Dealer(s)
      from whom purchased:  Citigroup Global Markets


7.   Other Members of the Underwriting Syndicate
	  See Exhibit A

EXHIBIT A

UNDERWRITER
Citigroup
Wachovia Securities
Raymond James
Cowen and Company
Stifel Nicolaus